Exhibit 99.1

Press Release

Vuzix Reports Third Quarter 2023 Results

-        Ends quarter with $3.2 million backlog of current OEM projects yet to be completed

ROCHESTER, N.Y., November 9, 2023 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its third quarter results for the three months ended September 30, 2023.

“Despite the delays of certain enterprise and OEM customer orders, which resulted in our third quarter sales falling short of expectations, we see underlying momentum across both our enterprise and OEM businesses.  We continue to see an influx of customer interest in our smart glasses products, as well as a growing number of OEM customer requests, all of whom are interested in our waveguide and display engine solutions for defense, aviation and consumer AR solutions. The growth of interest for our OEM services and components has fueled momentum in our OEM order book as we strive to convert pipeline opportunities to booked business. We ended the third quarter with a record $3.2 million of current OEM projects yet to be completed, which should positively impact our future financial results,” said Paul Travers, President and CEO.

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended September 30, 2023 and 2022, respectively:

	For Three Months Ended September 30
	($000s except per share amounts)
	2023	2022
Sales:
Sales of Products	$1,372	$2,538
Sales of Engineering Services	808	889
Total Sales	2,180	3,427

Total Cost of Sales	2,418	2,559

Gross Profit (Loss)	(238)	868
Gross Profit (Loss)%	(11)%	25%

Operating Expenses:
Research and Development	2,913	3,441
Selling and Marketing	2,832	1,981
General and Administrative	4,467	4,854
Depreciation and Amortization	959	510
Impairment of Patents and Trademarks	24	48
Total Operating Expenses	11,195	10,834

Loss from Operations	(11,433)	(9,965)

Total Other Income (Expense), Net	450	488
Net Loss	(10,983)	(9,477)

Loss per Common Share	$(0.17)	$(0.15)

Third Quarter 2023 Financial Results

For the three months ended September 30, 2023, total revenues decreased by 36% to $2.2 million versus $3.4 million for the comparable period in 2022. The decline in total revenues was primarily due to lower product sales, and specifically decreased unit sales of M400 smart glasses. Engineering services revenues for the three months ended September 30, 2023 were $0.8 million versus $0.9 million in the prior comparable period.

There was an overall gross loss of $0.2 million for the three months ended September 30, 2023 as compared to a gross profit of $0.9 million for the same period in 2022. The decline was due to lower sales volumes resulting in the lower absorption of fixed manufacturing overhead over a reduced sales base.

Research and Development expense was $2.9 million for the three months ended September 30, 2023, versus $3.4 million for the comparable 2022 period, a decrease of approximately 15%. The decrease was largely due to a reduction in external development expenses and consultants related to new products as compared to the same 2022 period.

Selling and Marketing expense was $2.8 million for the three months ended September 30, 2023, versus $2.0 million for the comparable 2022 period, an increase of approximately 43%. This increase was primarily due to higher salary and benefits expenses associated with increased headcount as compared to the previous year’s period.

General and Administrative expense for the three months ended September 30, 2023 was $4.5 million versus $4.9 million for the comparable 2022 period, a decrease of approximately 8%. The decline was primarily due to a decrease in non-cash stock-based compensation expense.

The net loss increased for the three months ended September 30, 2023 to $11.0 million or $0.17 cents per share versus a net loss of $9.5 million or $0.15 for the comparable period in 2022.

As of September 30, 2023, the Company maintained cash and cash equivalents of $38.0 million and an overall working capital position of $54.5 million with no long-term debt.

Management Outlook

“Our overall outlook for the remainder of 2023 and into 2024 remains positive. We have a strong book of business with identified opportunities, representing large potential deals and cornerstone customers for our enterprise products. And on the OEM products and services side of our business, we expect to enter into new projects with new and existing defense and consumer product focused customers over the course of the coming months,” said Mr. Travers.

“Vuzix’ business has reached a point to where we have both the ability and need to realign certain parts of the organization to take advantage of scale and realign our operations to better serve our customers. As a result, we are making changes that are expected to lower operating costs by as much as 20% annually once fully implemented. The process is underway and will continue into 2024. It impacts everything from operations to product development as well as marketing and sales. We expect these adjustments will not only better support our growing customer base in all parts of our business but also extend our operational runway and improve enterprise product margins. We have a bullish stance on the future, and we are focused on realigning our company to become more efficient, lower our cash operating burn and put ourselves on a faster and more visible path to profitability,” concluded Mr. Travers.

Conference Call Information

Date: Thursday, November 9, 2023

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=IGB1qBqg

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended September 30, 2023.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on November 9, 2023, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13741996.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of Smart Glasses and Augmented Reality (AR) technologies and products for the enterprise, medical, defense and consumer markets. The Company’s products include head-mounted smart personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 325 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and augmented reality Video Eyewear field. Moviynt, an SAP Certified ERP SaaS logistics solution provider, is a Vuzix wholly owned subsidiary. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2023 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; Oxford, UK; Munich, Germany; and Kyoto and Tokyo, Japan. For more information, visit the Vuzix website, Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com